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                                                                    EXHIBIT 99.2

                               AUCTION PROCEDURES

GENERAL

The following description of the Auction Procedures applies separately to each series of auction rate notes. The term "Note," as used in this Appendix B, refers to each series of auction rate notes, and the term "Holder" refers to holders holding auction rate notes.

AUCTION PARTICIPANTS

         EXISTING HOLDERS AND POTENTIAL HOLDERS. Participants in each Auction will include: (i) "Existing Holders," which will mean, for purposes of dealing with the auction agent in connection with an Auction, a Person who is a broker-dealer listed in the Existing Holder Registry at the close of business on the business day preceding the Auction, and, for purposes of dealing with the broker-dealer in connection with an Auction, a Person who is a beneficial owner of auction rate notes and (ii) "Potential Holders," which will mean any Person (including an Existing Holder) that is a broker-dealer for purposes of dealing with the auction agent, and a potential beneficial owner for purposes of dealing with a broker-dealer, who may be interested in acquiring auction rate notes.

         By purchasing the auction rate notes, whether in an Auction or otherwise, each prospective purchaser of the auction rate notes or its broker-dealer must agree and will be deemed to have agreed: (i) to participate in Auctions on the terms described in the indenture; (ii) so long as the beneficial ownership of the auction rate notes is maintained in book-entry form to sell, transfer or otherwise dispose of auction rate notes, only under a Bid (as defined below) or a Sell Order (as defined below) in an Auction, or to or through a broker-dealer, provided that in the case of all transfers other than those under an Auction, the Existing Holder of auction rate notes so transferred, its Participant or broker-dealer advises the auction agent of the transfer-, (iii) to have its beneficial ownership of auction rate notes maintained at all times in book-entry form for the account of its Participant, which in turn will maintain records of beneficial ownership, and to authorize the Participant to disclose to the auction agent information with respect to beneficial ownership as the auction agent may request; (iv) that a Sell Order placed by an Existing Holder will constitute an irrevocable offer to sell the principal amount of auction rate notes specified in the Sell Order; (v) that a Bid placed by an Existing Holder will constitute an irrevocable offer to sell the principal amount of auction rate notes specified in the Bid if the rate specified in the Bid is greater than, or in some cases equal to, the Interest Rate, determined as described in this Appendix B; (vi) that a Bid placed by a Potential Holder will constitute an irrevocable offer to purchase the principal amount, or a lesser principal amount, of the auction rate notes specified in the Bid if the rate specified in the Bid is, respectively, less than or equal to the auction rate, determined as described in this Appendix B; and (vii) to tender its auction rate notes for purchase at 100% of the principal amount of the note, plus accrued but unpaid interest and unpaid carryover interest, if any, and interest accrued, on an auction period conversion date.

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         The principal amount of the auction rate notes purchased or sold may be subject to proration procedures on the interest determination date. Each purchase or sale of the auction rate notes on the interest determination date will be made for settlement on the first day of the interest accrual period immediately following the interest determination date at a price equal to 100% of the principal amount plus accrued interest, if any. The auction agent is entitled to rely on the terms of any Order submitted to it by a broker-dealer.

         AUCTION AGENT. ________________________is appointed in the indenture as initial auction agent to serve as agent for the issuer in connection with Auctions. The indenture trustee was directed by the depositor to enter into the initial Auction Agent Agreement with ________________, as the initial auction agent. Any substitute Auction Agent will be (i) a bank, national banking association or trust company duly organized under the laws of the United States of America or any state or territory having its principal place of business in the Borough of Manhattan, New York, or other location as approved by the indenture trustee and the calculation agent in writing and having a combined capital stock or surplus of at least $50,000,000, or (ii) a member of the National Association of Securities Dealers, Inc. having a capitalization of at least $50,000,000, and, in either case, authorized by law to perform all the duties imposed on it under the indenture and under the Auction Agent Agreement. The auction agent may at any time resign and be discharged of the duties and obligations created by the indenture by giving at least 90 days' notice to the indenture trustee, the issuer and the calculation agent. The auction agent may be removed at any time by the indenture trustee on the written direction of the issuer, or the holders of at least 66 2/3 % of the aggregate principal amount of the auction rate notes then outstanding, by an instrument signed by the holders or their attorneys and filed with the auction agent, the issuer, the indenture trustee and the calculation agent on at least 90 days' notice. Neither resignation nor removal of the auction agent under the preceding two sentences will be effective until and unless a substitute auction agent has been appointed and has accepted the appointment. If required by the issuer or the calculation agent, a substitute Auction Agent Agreement will be entered into with a substitute auction agent. However, the auction agent may terminate the Auction Agent Agreement if, within 15 days after notifying the indenture trustee, the issuer and the calculation agent in writing that it has not received payment of any Auction Agent Fee due it under the terms of the Auction Agent Agreement, the auction agent does not receive payment.

         If the auction agent should resign or be removed or be dissolved, or if the property or affairs of the auction agent will be taken under the control of any state or federal court or administrative body because of bankruptcy or insolvency, or for any other reason, the indenture trustee, at the direction of the issuer (after receipt of a certificate from the calculation agent confirming that any proposed substitute auction agent meets the requirements described in the preceding paragraph above), shall use its best efforts to appoint a substitute auction agent.

         The auction agent is acting as agent for the issuer in connection with Auctions. In the absence of bad faith, negligent failure to act or negligence on its part, the auction agent will not be liable for any action taken, suffered or omitted or any error of judgment made by it in the performance of its duties under the Auction Agent Agreement and will not be liable for any error of



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judgment made in good faith unless the auction agent will have been negligent in ascertaining (or failing to ascertain) the pertinent facts.

         The indenture trustee will pay the auction agent the Auction Agent Fee on each auction period distribution date for the auction rate notes and will reimburse the auction agent on its request for all reasonable expenses, disbursements and advances incurred or made by the auction agent under any provision of the Auction Agent Agreement or the Broker-Dealer Agreements (including the reasonable compensation and the expenses and disbursements of its agents and counsel). The amounts are payable as provided in the indenture. The issuer will indemnify and hold harmless the auction agent for and against any loss, liability or expense incurred without negligence or bad faith on the auction agent's part, arising out of or in connection with the acceptance or administration of its agency under the Auction Agent Agreement and the Broker-Dealer Agreements including the reasonable costs and expenses (including the reasonable fees and expenses of its counsel) of defending itself against any claim or liability in connection with its exercise or performance of any of its duties under the indenture, the Auction Agent Agreement and the Broker-Dealer Agreement and of enforcing this indemnification provision; provided that the issuer will not indemnify the auction agent as described in this paragraph for any fees and expenses incurred by the auction agent in the normal course of performing its duties under the Auction Agent Agreement and under the Broker-Dealer Agreements, these fees and expenses being payable as described above.

         BROKER-DEALER. Existing Holders and Potential Holders may participate in Auctions only by submitting orders (in the manner described below) through a "broker-dealer," including ________________________________ as the sole initial broker-dealer or any other broker or dealer (each as defined in the Securities Exchange Act of 1934, as amended), commercial bank or other entity permitted by law to perform the functions required of a broker-dealer set forth below which
(i) is a Participant or an affiliate of a Participant, (ii) has been selected by the issuer and (iii) has entered into a Broker-Dealer Agreement with the auction agent that remains effective, in which the broker-dealer agrees to participate in Auctions as described in the Auction Procedures, as from time to time amended or supplemented.

         The broker-dealers are entitled to a Broker-Dealer Fee, which is payable by the auction agent from moneys received from the indenture trustee, on each auction period distribution date. The Broker-Dealer Fee is payable as provided in the indenture and the Broker-Dealer Agreement. Broker-dealers may submit Orders in Auctions for their own accounts. Any broker-dealer submitting an Order for its own account in any Auction might have an advantage over other Bidders in that it would have knowledge of other Orders placed through it in that Auction, but it would not have knowledge of Orders submitted by other broker-dealers. The Broker-Dealer Agreements provide that a broker-dealer shall handle its customers' Orders under their respective duties under applicable securities laws and rules. Any entity that is an affiliate of the issuer and becomes a broker-dealer must submit a Sell Order covering any auction rate notes held for its own account.

         CALCULATION AGENT. Under the Calculation Agent Agreement, and in connection with the auction rate notes, the "calculation agent," initially __________________________, will act solely


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as agent of the issuer and will not assume any obligation or relationship of agency or trust for or with any of the holders or book-entry interest owners of the auction rate notes. The calculation agent will receive nominal compensation for the performance of its duties under the Calculation Agent Agreement.

AUCTION PROCEDURES

         GENERAL. Under the indenture, Auctions to establish the auction rate for the auction rate notes will be held on each interest determination date, except as described under the heading "Description of the Notes-Determination of the Auction Rate" in the Prospectus Supplement, by application of the Auction Procedures described herein and in the indenture.

         The auction agent will calculate the maximum auction rate, the all hold rate and the Applicable LIBOR Rate on each interest determination date. The administrator will calculate and, no later than the business day preceding each interest determination date, will report to the auction agent in writing, the net loan rate. On receipt of notice from the indenture trustee of a failed auction period conversion as described in the indenture, the auction agent will calculate the maximum auction rate, and the administrator will report to the auction agent in writing the net loan rate, for the auction rate notes as of the failed auction period conversion date and give notice as provided and to the parties specified in the Auction Agent Agreement. If the ownership of the auction rate notes is no longer maintained in book-entry form, the indenture trustee will calculate the maximum auction rate, and the administrator will report to the indenture trustee in writing the net loan rate, for the auction rate notes on the business day immediately preceding the first day of each interest accrual period commencing after delivery of the Note certificates. If a payment default has occurred, the indenture trustee will calculate the non-payment rate on the interest determination date for (i) each interest accrual period commencing on or after the occurrence and during the continuance of the payment default and (ii) any interest accrual period commencing less than two business days after the cure of any payment default. The auction agent will determine the Applicable LIBOR Rate for each interest accrual period other than the Initial Period; provided, that if the ownership of the auction rate notes is no longer maintained in book-entry form, or if a payment default has occurred, then the indenture trustee will determine the Applicable LIBOR Rate for each interest accrual period. The determination by the indenture trustee or the auction agent, as the case may be, of the Applicable LIBOR Rate will (in the absence of manifest error) be final and binding on the holders and all other parties. If calculated or determined by the auction agent, the auction agent will promptly advise the indenture trustee of the Applicable LIBOR Rate.

         SUBMISSION OF ORDERS. So long as the ownership of the auction rate notes is maintained in book-entry form, an Existing Holder may sell, transfer or otherwise dispose of auction rate notes only under a Bid or Sell Order (as hereinafter defined) placed in an Auction or through a broker-dealer, provided that, in the case of all transfers other than under Auctions, the Existing Holder, its broker-dealer or its Participant advises the auction agent of the transfer. Except with respect to the interest determination date immediately preceding an auction period conversion date, Auctions will be conducted on each interest determination date, if there is an auction agent on the interest


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determination date, in the following manner (the procedures will apply to separately to each series of auction rate notes).

         Prior to the Submission Deadline (defined as 12:30 P.M., eastern time, on any interest determination date or other time on any interest determination date by which broker-dealers are required to submit Orders to the auction agent as specified by the auction agent from time to time) on each interest determination date:

         (a) each Existing Holder of auction rate notes may submit to a broker-dealer by telephone or otherwise information as to: (i) the principal amount of outstanding auction rate notes, if any, held by the Existing Holder which the Existing Holder desires to continue to hold without regard to the series interest rate for the next succeeding auction period (a "Hold Order");
(ii) the principal amount of outstanding auction rate notes, if any, which the Existing Holder offers to sell if the series interest rate for the next succeeding auction period will be less than the rate per annum specified by the Existing Holder (a "Bid"); and/or (iii) the principal amount of outstanding auction rate notes, if any, held by the Existing Holder which the Existing Holder offers to sell without regard to the series interest rate for the next succeeding auction period (a "Sell Order"); and

         (b) one or more broker-dealers may contact Potential Holders to determine the principal amount of auction rate notes which each Potential Holder offers to purchase, if the series interest rate for the next succeeding auction period will not be less than the rate per annum specified by the Potential Holder (also a "Bid").

         Each Hold Order, Bid and Sell Order will be an "Order." Each Existing Holder and each Potential Holder placing an Order is referred to as a "Bidder."

         Subject to the provisions described below under "Validity of Orders," a Bid by an Existing Holder will constitute an irrevocable offer to sell: (i) the principal amount of outstanding auction rate notes specified in the Bid if the series interest rate will be less than the rate specified in the Bid, (ii) the principal amount or a lesser principal amount of outstanding auction rate notes to be determined as described below in "Acceptance and Rejection of Orders," if the series interest rate will be equal to the rate specified in the Bid or (iii) the principal amount or a lesser principal amount of outstanding auction rate notes to be determined as described below under "Acceptance and Rejection of Orders," if the rate specified therein will be higher than the series interest rate and Sufficient Clearing Bids (as defined below) have not been made.

         Subject to the provisions described below under "Validity of Orders," a Sell Order by an Existing Holder will constitute an irrevocable offer to sell:
(i) the principal amount of outstanding auction rate notes specified in the Sell Order or (ii) the principal amount or a lesser principal amount of outstanding auction rate notes as described below under "Acceptance and Rejection of Orders," if Sufficient Clearing Bids have not been made.

         Subject to the provisions described below under "Validity of Orders," a Bid by a Potential


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Holder will constitute an irrevocable offer to purchase: (i) the principal amount of outstanding auction rate notes specified in the Bid if the series interest rate will be higher than the rate specified in the Bid or (ii) the principal amount or a lesser principal amount of outstanding auction rate notes as described below in "Acceptance and Rejection of Orders," if the series interest rate is equal to the rate specified in the Bid.

         Each broker-dealer will submit in writing to the auction agent prior to the Submission Deadline on each interest determination date all Orders obtained by the broker-dealer and will specify with respect to each Order: (i) the name of the Bidder placing the Order; (ii) the aggregate principal amount of auction rate notes that are the subject of the Order; (iii) to the extent that the Bidder is an Existing Holder: (a) the principal amount of auction rate notes, if any, subject to any Hold Order placed by the Existing Holder; (b) the principal amount of auction rate notes, if any, subject to any Bid placed by the Existing Holder and the rate specified in the Bid; and (c) the principal amount of auction rate notes, if any, subject to any Sell Order placed by the Existing Holder; and (iv) to the extent the Bidder is a Potential Holder, the rate specified in the Potential Holder's Bid.

         If any rate specified in any Bid contains more than three figures to the right of the decimal point, the auction agent will round the rate up to the next highest one-thousandth (.001) of one percent.

         If an Order or Orders covering all outstanding auction rate notes held by any Existing Holder are not submitted to the auction agent prior to the Submission Deadline, the auction agent will deem a Hold Order to have been submitted on behalf of the Existing Holder covering the principal amount of outstanding auction rate notes held by the Existing Holder and not subject to an Order submitted to the auction agent.

         Neither the issuer, the indenture trustee nor the auction agent will be responsible for any failure of a broker-dealer to submit an Order to the auction agent on behalf of any Existing Holder or Potential Holder.

         An Existing Holder may submit multiple Orders, of different types and specifying different rates, in an Auction with respect to auction rate notes then held by the Existing Holder. An Existing Holder that offers to purchase additional auction rate notes is, for purposes of the offer, treated as a Potential Holder.

         Any Bid specifying a rate higher than the maximum auction rate will (i) be treated as a Sell Order if submitted by a Existing Holder and (ii) not be accepted if submitted by a Potential Holder.

         VALIDITY OF ORDERS. If any Existing Holder submits through a broker-dealer to the auction agent one or more Orders covering in the aggregate more than the principal amount of outstanding auction rate notes held by the Existing Holder, these Orders will be considered valid as follows and in the order of priority described below.


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         HOLD ORDERS. All Hold Orders will be considered valid, but only up to the aggregate principal amount of outstanding auction rate notes held by the Existing Holder, and if the aggregate principal amount of auction rate notes subject to the Hold Orders exceeds the aggregate principal amount of auction rate notes held by the Existing Holder, the aggregate principal amount of auction rate notes subject to each the Hold Order will be reduced pro rata so that the aggregate principal amount of auction rate notes subject to all the Hold Orders equals the aggregate principal amount of outstanding auction rate notes held by the Existing Holder.

         BIDS. Any Bid will be considered valid up to the amount of the excess of the principal amount of outstanding auction rate notes held by the Existing Holder over the aggregate principal amount of auction rate notes subject to any Hold Orders referred to above. Subject to the preceding sentence, if multiple Bids with the same rate are submitted on behalf of the Existing Holder and the aggregate principal amount of outstanding auction rate notes subject to these Bids is greater than the excess, these Bids will be considered valid up to the amount of the excess. Subject to the two preceding sentences, if more than one Bid with different rates are submitted on behalf of the Existing Holder, these Bids will be considered valid first in the ascending order of their respective rates until the highest rate is reached at which the excess exists and then at the rate up to the amount of the excess. In any event, the aggregate principal amount of outstanding auction rate notes, if any, subject to Bids not valid under the provisions described above will be treated as the subject of a Bid by a Potential Holder at the rate therein specified.

         SELL ORDERS. All Sell Orders will be considered valid up to the amount of the excess of the principal amount of outstanding auction rate notes held by the Existing Holder over the aggregate principal amount of auction rate notes subject to valid Hold Orders and valid Bids as referred to above.

         If more than one Bid for auction rate notes is submitted on behalf of any Potential Holder, each Bid submitted will be a separate Bid with the rate and principal amount therein specified. Any Bid or Sell Order submitted by an Existing Holder covering an aggregate principal amount of auction rate notes not equal to an Authorized Denomination will be rejected and will be deemed a Hold Order. Any Bid submitted by a Potential Holder covering an aggregate principal amount of auction rate notes not equal to an Authorized Denomination will not be rejected. Any Order submitted in an Auction by a broker-dealer to the auction agent prior to the Submission Deadline on any interest determination date will be irrevocable.

         A Hold Order, a Bid or a Sell Order that has been determined valid under the procedures described above is referred to as a "Submitted Hold Order." a "Submitted Bid" and a "Submitted Sell Order," respectively (collectively, "Submitted Orders").

         DETERMINATION OF SUFFICIENT CLEARING BIDS AND BID AUCTION RATE. Not earlier than the Submission Deadline on each interest determination date, the auction agent will assemble all valid Submitted Orders and will determine:


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         (a) the excess of the total principal amount of outstanding auction rate notes over the sum of the aggregate principal amount of outstanding auction rate notes subject to Submitted Hold Orders (this excess being hereinafter referred to as the "available auction rate notes"); and

         (b) from the Submitted Orders whether the aggregate principal amount of outstanding auction rate notes subject to Submitted Bids by Potential Holders specifying one or more rates equal to or lower than the maximum auction rate exceeds or is equal to the sum of (i) the aggregate principal amount of outstanding auction rate notes subject to Submitted Bids by Existing Holders specifying one or more rates higher than the maximum auction rate and (ii) the aggregate principal amount of outstanding auction rate notes subject to Submitted Sell Orders (in the event the excess or the equality exists other than because all of the outstanding auction rate notes are subject to Submitted Hold Orders, the Submitted Bids by Potential Holders above will be hereinafter referred to collectively as "Sufficient Clearing Bids"); and

         (c) if Sufficient Clearing Bids exist, the "Bid Auction Rate" which will be the lowest rate specified in the Submitted Clearing Bids so that if-

                  (i) each Submitted Bid from Existing Holders specifying the lowest rate and all other Submitted Bids from Existing Holders specifying lower rates were rejected (thus entitling the Existing Holders to continue to hold the principal amount of auction rate notes subject to the Submitted Bids); and

                  (ii) each Submitted Bid from Potential Holders specifying the lowest rate and all other Submitted Bids from Potential Holders specifying lower rates, were accepted, the result would be that the Existing Holders described in subparagraph (i) above would continue to hold an aggregate principal amount of outstanding auction rate notes which, when added to the aggregate principal amount of outstanding auction rate notes to be purchased by the Potential Holders described in subparagraph (ii) above, would equal not less than the Available auction rate notes.

         NOTICE OF AUCTION RATE AND SERIES INTEREST RATE. Promptly after the auction agent has made the determinations described above, the auction agent will advise the indenture trustee of the net loan rate for the auction rate notes, the maximum auction rate, the all hold rate and the components on the interest determination date, and based on determinations, the auction rate for the next succeeding interest accrual period as follows:

         (a) if Sufficient Clearing Bids exist, that the auction rate for the next succeeding interest accrual period will be equal to the Bid Auction Rate so determined;

         (b) if Sufficient Clearing Bids do not exist (other than because all of the outstanding auction rate notes are subject to Submitted Hold Orders), that the auction rate for the next succeeding interest accrual period will be equal to the maximum auction rate; or

         (c) if all outstanding auction rate notes are subject to Submitted Hold Orders, that the

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auction rate for the next succeeding interest accrual period will be equal to the all hold rate.

         Promptly after the auction agent has determined the auction rate, the auction agent will determine and advise the indenture trustee of the series interest rate, which rate will be the lesser of (a) the formula rate and (b) the net loan rate for the auction rate notes. In no event shall the series interest rate exceed ___%.

         ACCEPTANCE AND REJECTION OF ORDERS. Existing Holders will continue to hold the principal amount of auction rate notes that are subject to Submitted Hold Orders. If the net loan rate for the auction rate notes is equal to or greater than the Bid Auction Rate and if Sufficient Clearing Bids, as described above under "Determination of Sufficient Clearing Bids and Bid Auction Rate," have been received by the auction agent, the Bid Auction Rate will be the auction rate, and Submitted Bids and Submitted Sell Orders will be accepted or rejected and the auction agent will take other action as set forth below.

         If the net loan rate for the auction rate notes is greater than the auction rate, the series interest rate shall be the auction rate. If the net loan rate for the auction rate notes is less than the auction rate, the series interest rate will be the net loan rate for the auction rate notes. If the auction rate and the net loan rate for the auction rate notes are both greater than ___%, the series interest rate shall be equal to ___%. If the auction agent has not received Sufficient Clearing Bids as described above under "Determination of Sufficient Clearing Bids and Bid Auction Rate" (other than because all of the outstanding auction rate notes are subject to Submitted Holds Orders), the series interest rate will be the lesser of the maximum auction rate or the net loan rate for the auction rate notes, but in no event greater than ___%. In any of the cases described above in this paragraph, Submitted Orders will be accepted or rejected and the auction agent will take other action as described below under "Insufficient Bids."

         SUFFICIENT CLEARING BIDS. If Sufficient Clearing Bids have been made and the net loan rate for the auction rate notes is equal to or greater than the Bid Auction Rate (in which case the series interest rate will be the Bid Auction
Rate), all Submitted Sell Orders will be accepted and, subject to the denomination requirements described below, Submitted Bids will be accepted or rejected as follows in the following order of priority and all other Submitted Bids will be rejected:

         (a) Existing Holders' Submitted Bids specifying any rate that is higher than the series interest rate will be accepted, thus requiring each Existing Holder to sell the aggregate principal amount of auction rate notes subject to the Submitted Bids;

         (b) Existing Holders' Submitted Bids specifying any rate that is lower than the series interest rate will be rejected, thus entitling each Existing Holder to continue to hold the aggregate principal amount of auction rate notes subject to the Submitted Bids;

         (c) Potential Holders' Submitted Bids specifying any rate that is lower than the series interest rate will be accepted;


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         (d) Each Existing Holder's Submitted Bid specifying a rate that is equal to the series interest rate will be rejected, thus entitling the Existing Holder to continue to hold the aggregate principal amount of auction rate notes subject to the Submitted Bid, unless the aggregate principal amount of auction rate notes subject to the Submitted Bids will be greater than the principal amount of auction rate notes (the "remaining principal amount") equal to the excess of the Available auction rate notes over the aggregate principal amount of auction rate notes subject to Submitted Bids described in subparagraphs (b) and (c) above, in which event the Submitted Bid of the Existing Holder will be rejected in part and the Existing Holder will be entitled to continue to hold the principal amount of auction rate notes subject to the Submitted Bid, but only equal to the aggregate principal amount of auction rate notes obtained by multiplying the remaining principal amount by a fraction, the numerator of which will be the principal amount of outstanding auction rate notes held by the Existing Holder subject to the Submitted Bid and the denominator of which will be the sum of the principal amount of outstanding auction rate notes subject to the Submitted Bids made by all the Existing Holders that specified a rate equal to the series interest rate;

         (e) Each Potential Holder's Submitted Bid specifying a rate that is equal to the series interest rate will be accepted, but only equal to the principal amount of auction rate notes obtained by multiplying the excess of the aggregate principal amount of Available auction rate notes over the aggregate principal amount of auction rate notes subject to Submitted Bids described in subparagraphs (b), (c) and (d) above by a fraction, the numerator of which will be the aggregate principal amount of outstanding auction rate notes subject to the Submitted Bid and the denominator of which will be the sum of the principal amount of outstanding auction rate notes subject to Submitted Bids made by all Potential Holders that specified a rate equal to the series interest rate; and

         (f) Each Potential Holder's Bid specifying a rate that is higher than the series interest rate will be rejected.

         INSUFFICIENT BIDS. If Sufficient Clearing Bids have not been made (other than because all of the outstanding auction rate notes are subject to Submitted Hold Orders) or if the net loan rate for the auction rate notes is less than the Bid Auction Rate (in which case the series interest rate shall be the net loan rate for the auction rate notes) or if the series interest rate would be greater than 17%, subject to the denomination requirements described below, Submitted Orders will be accepted or rejected as follows in the following order of priority:

         (a) Existing Holders' Submitted Bids specifying any rate that is equal to or lower than the series interest rate will be rejected, thus entitling Existing Holders to continue to hold the aggregate principal amount of auction rate notes subject to the Submitted Bids,

         (b) Potential Holders' Submitted Bids specifying (i) a rate that is equal to or lower than the series interest rate will be accepted, and (ii) a rate that is higher than the series interest rate will be rejected, and


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         (c) Each Existing Holder's Submitted Bid specifying any rate that is higher than the series interest rate and the Submitted Sell Order of each Existing Holder will be accepted, thus entitling each Existing Holder that submitted any Submitted Bid or Submitted Sell Order to sell the auction rate notes subject to the Submitted Bid or Submitted Sell Order, but in both cases only equal to the aggregate principal amount of auction rate notes obtained by multiplying the aggregate principal amount of auction rate notes subject to Submitted Bids described in subparagraph (b) above by a fraction, the numerator of which will be the aggregate principal amount of outstanding auction rate notes held by the Existing Holder subject to the Submitted Bid or Submitted Sell Order and the denominator of which will be the aggregate principal amount of outstanding auction rate notes subject to all Submitted Bids and Submitted Sell Orders.

         ALL HOLD ORDERS. If all outstanding auction rate notes are subject to Submitted Hold Orders, all Submitted Bids will be rejected.

         AUTHORIZED DENOMINATIONS REQUIREMENT. If, as a result of the procedures described above regarding Sufficient Clearing Bids and Insufficient Bids, any Existing Holder would be entitled or required to sell, or any Potential Holder would be entitled or required to purchase, a principal amount of auction rate notes that is not equal to an Authorized Denomination, the auction agent will, in a manner as in its sole discretion it will determine, round up or down the principal amount of auction rate notes to be purchased or sold by any Existing Holder or Potential Holder so that the principal amount of auction rate notes purchased or sold by each Existing Holder or Potential Holder will be equal to an Authorized Denomination. If, as a result of the procedures described above regarding Insufficient Bids, any Potential Holder would be entitled or required to purchase less than a principal amount of auction rate notes equal to an Authorized Denomination or any integral multiple of, the auction agent will, in a manner as in its sole discretion it will determine, allocate auction rate notes for purchase among Potential Holders so that only auction rate notes in an Authorized Denomination are purchased by any Potential Holder, even if allocation results in one or more of the Potential Holders not purchasing any auction rate notes.

         Based on the results of each Auction, the auction agent will determine the aggregate principal amount of auction rate notes to be purchased and the aggregate principal amount of auction rate notes to be sold by Potential Holders and Existing Holders on whose behalf each broker-dealer submitted Bids or Sell Orders and, with respect to each broker-dealer, to the extent that the aggregate principal amount of auction rate notes to be sold differs from the aggregate principal amount of auction rate notes to be purchased, determine to which other broker-dealer or broker-dealers acting for one or more purchasers the broker-dealer will deliver, or from which broker-dealers acting for one or more sellers the broker-dealer will receive, as the case may be, auction rate notes.

         Neither the issuer nor any affiliate of the issuer may submit an Order in any Auction.

         Any calculation by the auction agent (or the administrator or the indenture trustee, if applicable) of the series interest rate, the Applicable LIBOR Rate, the maximum auction rate, the all hold rate, the net loan rate for the auction rate notes and the non-payment rate will, in the absence

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of manifest error, be binding on all other parties.

         SETTLEMENT PROCEDURES. The auction agent is required to advise each broker-dealer that submitted an Order in an Auction of the series interest rate for the next interest accrual period and, if the Order was a Bid or Sell Order, whether the Bid or Sell Order was accepted or rejected, in whole or in part, by telephone not later than 3:00 p.m., eastern time, on the interest determination date, if the series interest rate is the auction rate, or 4:00 p.m., eastern time, on the interest determination date, if the series interest rate is the net loan rate for the auction rate notes. Each broker-dealer that submitted an Order on behalf of a Bidder is required to then advise the Bidder of the series interest rate for the next interest accrual period and, if the Order was a Bid or a Sell Order, whether the Bid or Sell Order was accepted or rejected, in whole or in part, confirm purchases and sales with each Bidder purchasing or selling auction rate notes as a result of the Auction and advise each Bidder purchasing or selling auction rate notes as a result of the Auction to give instructions to its Participant to pay the purchase price against delivery of the auction rate notes or to deliver the auction rate notes against payment therefor, as appropriate. Under the Auction Agent Agreement, the auction agent will record each transfer of auction rate notes on the Existing Holders Registry to be maintained by the auction agent.

         Under DTC's normal procedures, on the business day after the interest determination date, the transactions described above will be executed through DTC, so long as DTC is the Depository, and the accounts of the respective Participants at DTC will be debited and credited and auction rate notes delivered as necessary to effect the purchases and sales of auction rate notes as determined in the Auction. Purchasers are required to make payment through their Participants in same-day funds to DTC against delivery through their Participants. DTC will make payment under its normal procedures, which now provide for payment against delivery by its Participants in immediately available funds

         If any Existing Holder selling auction rate notes in an Auction fails to deliver the auction rate notes, the broker-dealer of any person that was to have purchased auction rate notes in the Auction may deliver to the person a principal amount of auction rate notes that is less than the principal amount of auction rate notes that otherwise was to be purchased by the person but in any event equal to an Authorized Denomination. In that event, the principal amount of auction rate notes to be delivered will be determined by the broker-dealer. Delivery of the lesser principal amount of auction rate notes will constitute good delivery. Neither the indenture trustee nor the auction agent will have any responsibility or liability with respect to the failure of a Potential Holder, Existing Holder or their respective broker-dealer or Participant to deliver the principal amount of auction rate notes or to pay for the auction rate notes purchased or sold under an Auction or otherwise.

INDENTURE TRUSTEE NOT RESPONSIBLE FOR AUCTION AGENT, CALCULATION AGENT AND BROKER-DEALERS

         The indenture trustee will not be liable or responsible for the actions of or failure to act by the auction agent, calculation agent or any broker-dealer under the indenture or under the Auction Agent Agreement, the Calculation Agent Agreement or any Broker-Dealer Agreement. The


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indenture trustee may conclusively rely on any information required to be furnished by the auction agent, the calculation agent or any broker-dealer without undertaking any independent review or investigation of the truth or accuracy of the information.

CHANGES IN AUCTION TERMS

         CHANGES IN AUCTION PERIOD OR PERIODS. The issuer may change, from time to time, the length of the one or more auction periods in order to conform with then current market practice with respect to similar securities or to accommodate economic and financial factors that may affect or be relevant to the length of the auction period and the interest rate borne by the auction rate notes (an "auction period adjustment"). The issuer will not initiate a change in the length of the auction period unless it has received the written consent of the calculation agent, which consent shall not be unreasonably withheld, not less than fifteen days nor more than 20 days prior to the effective date of an auction period adjustment. The issuer will initiate an auction period adjustment by giving written notice to the indenture trustee, the auction agent, the calculation agent, the Depository and each rating agency then rating the auction rate notes subject to the auction period adjustment, in substantially the form of, or containing substantially the information contained in, the indenture at least 10 days prior to the interest determination date for the auction period.

         No auction period adjustment may result in an auction period of less than 7 nor more than 91 days, with respect to auction rate notes with a short auction period, or in an auction period that is more than three months shorter or longer than the auction period established on the issuance or auction period conversion of the auction rate notes, with respect to auction rate notes with a long auction period. An auction period adjustment will not be allowed unless Sufficient Clearing Bids existed at both the Auction preceding the date on which the notice of the proposed change was given as described above and the Auction preceding the proposed change.

         An auction period adjustment will take effect only if (A) the indenture trustee and the auction agent receive, by 11:00 A.M., eastern time, on the business day before the interest determination date for the first auction period, a certificate from the issuer authorizing an auction period adjustment specified in the certificate and the written consent of the calculation agent described above and (B) Sufficient Clearing Bids exist at the Auction on the interest determination date for the first auction period. If the condition referred to in (A) is not met, the auction rate applicable for the next auction period will be determined under the Auction Procedures and the length of the auction period will remain the same. If the condition referred to in (A) is met, but the condition referred to in (B) above is not met. the series interest rate applicable for the next auction period will be the lesser of the maximum auction rate and the net loan rate for the auction rate notes, but in no event greater than ___%, and the length of the auction period will remain the same.

         The issuer, with the written consent of the Rating Agencies then rating the outstanding Notes, may, from time to time, change the length of one or more auction periods under an auction period conversion. In the event of a failed auction period conversion, the series interest rate for the auction period for which the proposed auction period conversion was to have been effective will be the lesser

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of the maximum auction rate and the net loan rate for the auction rate notes.
but in no event greater than ___%, and the length of the auction period will remain the same.

         CHANGES IN THE INTEREST DETERMINATION DATE. The calculation agent may specify an earlier interest determination date than the interest determination date that would otherwise be determined under the definition of "interest determination date" with respect to one or more specified auction periods in order to conform with then current market practice with respect to similar securities or to accommodate economic and financial factors that may affect or be relevant to the day of the week constituting an interest determination date and the interest rate borne on the auction rate notes. The Authorized Officer of the issuer will not consent to the change in the interest determination date unless the issuer shall have received from the calculation agent not less than 15 days nor more than 20 days prior to the effective date of the change a written request for consent. The calculation agent will provide notice of its determination to specify an earlier interest determination date for one or more auction periods by means of a written notice delivered at least 10 days prior to the proposed changed interest determination date to the indenture trustee, the auction agent, the issuer and the Depository. This notice will be substantially in the form of, or contain substantially the information contained in, the indenture.

         The changes in Auction terms described above may be made with respect to any of the series of auction rate notes (but in the latter case separate notices will be prepared and delivered as provided above and, with respect to changes in the length of auction periods, the conditions specified above will be applied to each series separately). In connection with any change in Auction terms described above, the auction agent will provide further notice to the parties as is specified in the Auction Agent Agreement.


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